Exhibit 99.2

The information in this prospectus supplement is not complete and may be changed. [A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission.] This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated            , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS](1)

PROSPECTUS SUPPLEMENT

(To Prospectus dated           , 20  )

             Shares

Common Stock

We are offering for sale                shares of our common stock.

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, we also make equity investments.

We are externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission (“SEC”) registered investment adviser with approximately $      billion of total committed capital under management as of              , 20  . Ares Operations LLC, a wholly owned subsidiary of Ares Management LLC, provides the administrative services necessary for us to operate.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ARCC.” On             , 20  , the last reported sales price of our common stock on The NASDAQ Global Select Market was $          per share. The net asset value per share of our common stock at               , 20  (the last date prior to the date of this prospectus supplement on which we determined net asset value) was $        .

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page [   ] of the accompanying prospectus, including the risk of leverage.

This prospectus supplement and the accompanying prospectus concisely provide important information about us that you should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information is available free of charge by calling us collect at (310) 201-4200 or on our website at www.arescapitalcorp.com. The SEC also maintains a website at www.sec.gov that contains such information. The information on the websites referred to herein is not incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount (sales load)	$	$
Proceeds, before expenses, to Ares Capital Corporation(1)	$	$

(1)               Before deducting expenses payable by us related to this offering, estimated at $                .

(1)  In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

[The underwriters may also purchase up to an additional              shares from us at the public offering price, less the underwriting discount, within      days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $             , the total underwriting discount (sales load) paid by us will be $             , and total proceeds, before expenses, will be $             .]

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about              , 20  .

The date of this prospectus supplement is              , 20  .

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not,  making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement or such prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

TABLE OF CONTENTS

Page
[Insert table of contents from base prospectus.]

i

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus supplement involve a number of risks and uncertainties, including statements concerning:

•                  our, or our portfolio companies’, future business, operations, operating results or prospects;

•                  the return or impact of current and future investments;

•                  the impact of a protracted decline in the liquidity of credit markets on our business;

•                  the impact of fluctuations in interest rates on our business;

•                  the impact of changes in laws or regulations (including interpretation thereof) governing our operations or the operations of our portfolio companies;

•                  the valuation of our investments in portfolio companies, particularly those having no liquid trading market;

•                  our ability to successfully integrate our business with the business of Allied Capital Corporation, including rotating out of certain investments acquired in connection therewith;

•                  our ability to recover unrealized losses;

•                  our ability to successfully invest any capital raised in this offering;

•                  market conditions and our ability to access alternative debt markets and additional debt and equity capital;

•                  our contractual arrangements and relationships with third parties;

•                  Middle East turmoil and the potential for rising energy prices and its impact on the industries in which we invest;

•                  the general economy (including inflation and the U.S. budget deficit) and its impact on the industries in which we invest;

•                  the uncertainty surrounding the strength of the U.S. economic recovery;

•                  United States and European sovereign debt issues;

•                  the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•                  our expected financings and investments;

•                  our ability to successfully integrate any acquisitions;

•                  the adequacy of our cash resources and working capital;

•                  the timing, form and amount of any dividend distributions;

•                  the timing of cash flows, if any, from the operations of our portfolio companies; and

•                  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments.

We use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. Our actual results and condition could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” in the accompanying prospectus and the other information included in this prospectus supplement or the accompanying prospectus.

The forward-looking statements included in this prospectus supplement and the accompanying prospectus have been based on information available to us as of their respective dates, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

The forward-looking statements in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

THE COMPANY

This summary highlights some of the information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risk Factors” in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “the Company” and “Ares Capital” refer to Ares Capital Corporation and its consolidated subsidiaries; “Ares Capital Management” and “the investment adviser” refer to Ares Capital Management LLC; “Ares Operations” refers to Ares Operations LLC; and “Ares” and “Ares Management” refer to Ares Management LLC and its affiliated companies (other than portfolio companies of its affiliated funds).

As described in more detail below, we consummated the acquisition (the “Allied Acquisition”) of Allied Capital Corporation (“Allied Capital”) on April 1, 2010. Other than as set forth in the pro forma financial information or otherwise specifically set forth herein or in the accompanying prospectus, financial information presented herein and in the accompanying prospectus for and as of periods ended on or prior to March 31, 2010 does not include any information in respect of Allied Capital. In addition, other than as set forth in the pro forma financial information or otherwise specifically set forth herein or in the accompanying prospectus, financial information for the year ended December 31, 2010, including, without limitation, with respect to the Company’s consolidated statements of operations, stockholders’ equity and cash flows, only includes results attributable to Allied Capital for the period beginning on April 1, 2010.

Ares Capital

Ares Capital, a Maryland corporation, is a specialty finance company that is a closed-end, non-diversified management investment company. We have elected to be regulated as a business development company, or a “BDC,” under the Investment Company Act of 1940, as amended, and the rules promulgated thereunder, or the “Investment Company Act.” We were founded on April 16, 2004, were initially funded on June 23, 2004 and completed our initial public offering on October 8, 2004. We are one of the largest BDCs with approximately $      billion of total committed capital under management as of                 , 20  , including available debt capacity (subject to leverage and borrowing base restrictions), vehicles directly or indirectly managed or co-managed by us or one of our wholly owned subsidiaries and vehicles managed or sub-managed by our wholly owned portfolio company, Ivy Hill Asset Management, L.P. (“IHAM”).

We are externally managed by our investment adviser, Ares Capital Management, a wholly owned subsidiary of Ares Management, a global alternative asset manager and a SEC registered investment adviser with approximately $      billion of total committed capital under management as of                 , 20  . Our administrator, a wholly owned subsidiary of Ares Management, provides the administrative services necessary for us to operate.

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in U.S. middle-market companies, where we believe the supply of primary capital is limited and the investment opportunities are most attractive. However, we may from time to time invest in larger companies. In this prospectus supplement, we generally use the term “middle-market” to refer to companies with annual EBITDA between $10 million and $250 million. As used herein, EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization.

On April 1, 2010, we consummated the Allied Acquisition in an all stock merger whereby each existing share of common stock of Allied Capital was exchanged for 0.325 shares of our common stock. The Allied Acquisition was valued at approximately $908 million as of April 1, 2010. In connection therewith, we issued approximately 58.5 million shares of our common stock to Allied Capital’s then-existing stockholders, thereby resulting in our then-existing stockholders owning approximately 69% of the combined company and the then-existing Allied Capital stockholders owning approximately 31% of the combined company.

We invest primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. These loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. Mezzanine debt is subordinated to senior loans and is generally unsecured. Our investments have generally ranged between $20 million and $250 million each, although the investment sizes may be more or less than this range. Our investment sizes are expected to grow with our capital availability.

To a lesser extent, we also make preferred and/or common equity investments, which have generally been non-control equity investments of less than $20 million (usually in conjunction with a concurrent debt investment). However, we may increase the size or change the nature of these investments. Also, as a result of the Allied Acquisition, Allied Capital’s equity investments, which included equity investments larger than those we have historically made and controlled portfolio company equity investments, became part of our portfolio. We intend to actively seek opportunities over time to dispose of certain of the assets that were acquired in the Allied Acquisition, particularly non-yielding equity investments, as well as lower or non-yielding debt investments and investments that may not be core to our investment strategy, and generally rotate them into higher-yielding first and second lien senior loans and mezzanine debt investments. However, there can be no assurance that this strategy will be successful.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” for further information on the rotation of investments acquired as part of the Allied Acquisition.

The proportion of these types of investments will change over time given our views on, among other things, the economic and credit environment we are operating in. In connection with our investing activities, we may make commitments with respect to indebtedness or securities of a potential portfolio company substantially in excess of our final investment. In such situations, while we may initially agree to fund up to a certain dollar amount of an investment, we may subsequently syndicate a portion of such amount to third parties, such that we are left with a smaller investment than what was reflected in our original commitment.  In addition to originating investments, we may also acquire investments in the secondary market.

The first and second lien senior loans in which we invest generally have stated terms of three to 10 years and the mezzanine debt investments in which we invest generally have stated terms of up to 10 years, but the expected average life of such first and second lien loans and mezzanine debt is generally between three and seven years. However, we may invest in loans and securities with any maturity or duration. The instruments in which we invest typically are not initially rated by any rating agency, but we believe that if such instruments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s Ratings Services). We may invest without limit in debt or other securities of any rating, as well as debt or other securities that have not been rated by any nationally recognized statistical rating organization.

We believe that our investment adviser, Ares Capital Management, is able to leverage the current investment platform, resources and existing relationships with financial sponsors, financial institutions, hedge funds and other investment firms of Ares to provide us with attractive investments. In addition to deal flow, the Ares investment platform assists our investment adviser in analyzing, structuring and monitoring investments. Ares has been in existence for more than       years and its senior principals have an average of over       years experience investing in senior loans, high yield bonds, mezzanine debt and private equity securities. The Company has access to the Ares staff of approximately       investment professionals and approximately       administrative professionals who provide assistance in accounting, finance, legal, compliance, operations, information technology and investor relations.

Since our initial public offering on October 8, 2004 through                 , 20  , our realized gains have exceeded our realized losses by $      million (excluding the one-time gain on the Allied Acquisition and gains/losses from the extinguishment of debt and other assets). For this same time period, our portfolio exits have resulted in an aggregate cash flow realized internal rate of return to us of approximately      % (based on original cash invested of $      billion and total proceeds from such exits of $      billion). Approximately      % of the exits resulted in an aggregate cash flow internal rate of return to us of      % or greater. Internal rate of return is the discount rate that makes the net present value of all cash flows related to a particular investment equal to zero. Internal rate of return is gross of expenses related to investments as these expenses are not allocable to specific investments. Investments are considered to be exited when the original investment objective has been achieved through the receipt of cash and/or non-cash consideration upon the repayment of our debt investment or sale of an investment or through the determination that no further consideration was collectible and, thus, a loss may have been realized. These internal rate of return results are historical results relating to our past performance and are not necessarily indicative of future results, the achievement of which cannot be assured.

While our primary focus is to generate current income and capital appreciation through investments in first and second lien senior loans and mezzanine debt and, to a lesser extent, equity securities of eligible portfolio companies, we also may invest up to 30% of our portfolio in opportunistic investments in non-qualifying assets, as permitted by the Investment Company Act.  See “Regulation” in the accompanying prospectus.  Specifically, as part of this 30% basket, we may invest in entities that are not considered “eligible portfolio companies” (as defined in the Investment Company Act), including companies outside of the United States, entities that are operating pursuant to certain exceptions to the Investment Company Act and publicly traded entities whose public equity market capitalization exceeds the levels provided for in the Investment Company Act.

We and General Electric Capital Corporation and GE Global Sponsor Finance LLC (collectively, “GE”) also co-invest through an unconsolidated vehicle, the Senior Secured Loan Fund LLC, which operates using the name “Senior Secured Loan Program” (the “SSLP”). The SSLP was initially formed in December 2007 to co-invest in “stretch senior” and “unitranche” loans (loans that combine both senior and subordinated debt, generally in a first lien position) of middle-market companies and currently has approximately $      billion of available capital, approximately $      billion in aggregate principal amount of which was funded as of                 , 20  . At                 , 20  , we had agreed to make available to the SSLP approximately $      billion, of which approximately $      million was unfunded. The SSLP is capitalized as transactions are completed and all portfolio decisions and generally all other decisions in respect of the SSLP must be approved by both an affiliate of GE and the Company.

We also manage an unconsolidated fund, AGILE Fund I, LLC (the “AGILE Fund”), which had approximately $      million of total committed capital under management as of                 , 20  .

In addition, our portfolio company, IHAM, manages      unconsolidated credit vehicles and sub-manages       other unconsolidated credit vehicles (such       vehicles managed or sub-managed by IHAM are collectively referred to as the “IHAM Vehicles”), which are described in more detail under “Business—Investments—Managed Vehicles” in the accompanying prospectus.  We have also made direct investments in securities of certain of these vehicles. As of                 , 20  , IHAM had total committed capital under management of approximately $      billion, which included approximately $      billion invested by Ares Capital in IHAM or securities issued by the IHAM Vehicles.

About Ares

Founded in 1997, Ares is a global alternative asset manager and SEC registered investment adviser with approximately $      billion of total committed capital under management and over      employees as of                 , 20  .

Ares specializes in originating and managing assets in both the leveraged finance and private equity markets. Ares’ leveraged finance activities include the origination, acquisition and management of senior loans, high yield bonds, mezzanine debt and special situation investments. Ares’ private equity activities focus on providing flexible, junior capital to middle-market companies. Ares has the ability to invest across a capital structure, from senior floating rate debt to common equity. This flexibility, combined with Ares’ “buy and hold” philosophy, enables Ares to structure an investment to meet the specific needs of a company rather than the less flexible demands of the public markets.

Ares is comprised of the following groups:

•      Private Debt Group. The Ares Private Debt Group manages Ares Capital, Ares Credit Strategies Fund II, L.P., Ares Credit Strategies Fund III, L.P. and Ares’ private debt middle-market financing business in Europe, Ares Capital Europe (“ACE”), which together had approximately $      billion of total committed capital under management as of               , 20  , including capital which may be committed for investment both directly and through certain financial services portfolio companies of the Company. The Ares Private Debt Group focuses primarily on non-syndicated first and second lien senior loans and mezzanine debt, which in some cases may include an equity component. The Ares Private Debt Group also makes equity investments in private middle-market companies, usually in conjunction with a concurrent debt investment.

•      Capital Markets Group. The Ares Capital Markets Group had approximately $      billion of total committed capital under management as of                 , 20   through a variety of funds and investment vehicles, focusing primarily on syndicated senior secured loans, high yield bonds, distressed debt, other liquid fixed income investments and other publicly traded debt securities.

•      Private Equity Group. The Ares Private Equity Group had approximately $      billion of total committed capital under management as of                 , 20  , primarily through Ares Corporate Opportunities Fund L.P., Ares Corporate Opportunities Fund II, L.P. and Ares Corporate Opportunities Fund III, L.P. (collectively referred to as “ACOF”). ACOF generally makes private equity investments in amounts substantially larger than the private equity investments anticipated to be made by Ares Capital. In particular, the Ares Private Equity Group generally focuses on control-oriented equity investments in under-capitalized companies or companies with capital structure issues.

Ares’ senior principals have been working together as a group for many years and have an average of over 20 years of experience in leveraged finance, private equity, distressed debt, investment banking and capital markets. They are backed by a large team of highly disciplined professionals. Ares’ rigorous investment approach is based upon an intensive, independent financial analysis, with a focus on preservation of capital, diversification and active portfolio management.

These fundamentals underlie Ares’ investment strategy and have resulted in large pension funds, banks, insurance companies, endowments and certain high net worth individuals investing in Ares’ funds.

Ares Capital Management

Ares Capital Management, our investment adviser, is served by an origination, investment and portfolio management team of approximately      U.S.-based investment professionals led by the senior partners of the Ares Private Debt Group:  Michael Arougheti, Eric Beckman, Kipp deVeer, Mitchell Goldstein, Michael Smith and Gordon Watters. Ares Capital Management leverages off of Ares’ investment platform and benefits from the significant capital markets, trading and research expertise of Ares’ investment professionals. Ares has approximately      investment professionals covering current investments in more than          companies across over      industries. Ares Capital Management’s investment committee has nine members, including the senior partners of the Ares Private Debt Group and senior partners in the Ares Capital Markets Group and the Ares Private Equity Group.

Recent Developments

[Insert description of recent developments at time of offering.]

Our Corporate Information

Our administrative offices are located at 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067, telephone number (310) 201-4200, and our executive offices are located at 245 Park Avenue, 44th Floor, New York, New York 10167, telephone number (212) 750-7300.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear, directly or indirectly, based on the assumptions set forth below. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid or to be paid by “you,” “us,” “the Company” or “Ares Capital,” or that “we” will pay fees or expenses, stockholders will directly or indirectly bear such fees or expenses as investors in Ares Capital.

Stockholder transaction expenses (as a percentage of offering price):
Sales load paid by us		%(1)
Offering expenses		%(2)
Dividend reinvestment plan expenses	None	(3)
Total stockholder transaction expenses paid		%
Estimated annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Management fees		%(5)
Incentive fees payable under investment advisory and management agreement (20% of pre-incentive fee net investment income and 20% of realized capital gains, subject to certain limitations)		%(6)
Interest payments on borrowed funds		%(7)
Other expenses		%(8)
Acquired fund fees and expenses		%(9)
Total annual expenses (estimated)		%(10)

(1)                                  The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.

(2)                                  Amount reflects estimated offering expenses of approximately $      and based on the       shares offered in this offering (assuming that the underwriters do not exercise their overallotment option).

(3)                                  The expenses of the dividend reinvestment plan are included in “Other expenses.”

(4)                                  “Consolidated net assets attributable to common stock” equals our average net assets for the                  ended                 , 2011.

(5)                                  Our management fee is currently       % of our total assets other than cash and cash equivalents (which includes assets purchased with borrowed amounts). For the purposes of this table, we have assumed that we maintain no cash or cash equivalents. The      % reflected on the table is calculated on our average net assets (rather than our total assets). See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus.

(6)                                  This item represents our investment adviser’s incentive fees based on annualizing actual amounts earned on our pre-incentive fee net investment income for the                  ended                 , 2011 and assumes that the incentive fees earned at the end of the 2011 calendar year will be based on the actual cumulative realized capital gains computed net of cumulative realized capital losses and unrealized capital depreciation as of                 , 2011. For purposes of this table, we have assumed that this fee will remain constant although it is based on Ares Capital’s performance and will not be paid unless Ares Capital achieves certain goals. We expect to invest or otherwise utilize all of the net proceeds from this offering within three months of the date of this offering and may have capital gains and interest income that could result in the payment of an incentive fee to our investment adviser in the first year after completion of this offering. Since our initial public offering through                 , 2011, the average quarterly incentive fee payable to our investment adviser has been approximately      % of our weighted average net assets (     % on an annualized basis). For more detailed information about incentive fees previously incurred by us, please see Note 3 to our consolidated financial statements for the year ended December 31, 2010   and the          months ended                 , 2011.

The incentive fee consists of two parts:

The first, payable quarterly in arrears, equals 20% of our pre-incentive fee net investment income (including interest that is accrued but not yet received in cash), subject to a 1.75% quarterly (7.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each calendar quarter. Under this provision, in any calendar quarter, our investment adviser receives no incentive fee until our net investment income equals the hurdle rate of 1.75% but then receives, as a “catch-up,” 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875%. The effect of this provision is that, if pre-incentive fee net investment income exceeds 2.1875% in any calendar quarter, our investment adviser will receive 20% of our pre-incentive fee net investment income as if a hurdle rate did not apply.

The second part, payable annually in arrears, equals 20% of our realized capital gains on a cumulative basis from inception through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees.

We will defer cash payment of any incentive fee otherwise earned by our investment adviser if, during the most recent four full calendar quarter period ending on or prior to the date such payment is to be made, the sum of (a) our aggregate distributions to our stockholders and (b) our change in net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) is less than 7.0% of our net assets (defined as total assets less indebtedness) at the beginning of such period.

These calculations will be adjusted for any share issuances or repurchases.

“Incentive fees payable under investment advisory and management agreement” does not include an accrual (in accordance with GAAP) for a capital gains incentive fee of $      million and $      million for the       and              ended                 , 2011, respectively, because no capital gains incentive fee was payable under the investment advisory and management agreement. GAAP requires that the capital gains incentive fee accrual consider the cumulative aggregate unrealized capital appreciation in the calculation, as a capital gains incentive fee would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee actually payable under the Investment Company Act or the investment advisory and management agreement. This GAAP accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital depreciation included in the calculation of the Capital Gains Fee (as defined below) plus the aggregate cumulative unrealized capital appreciation. If such amount is positive at the end of a period, then GAAP requires us to record a capital gains incentive fee equal to 20% of such cumulative amount, less the aggregate amount of actual Capital Gains Fees paid or capital gains incentive fees accrued under GAAP in all prior periods. The resulting accrual for any capital gains incentive fee under GAAP in a given period may result in an additional expense if such cumulative amount is greater than in the prior period or a reversal of previously recorded expense if such cumulative amount is less than in the prior period. If such cumulative amount is negative, then there is no accrual. There can be no assurance that such unrealized capital appreciation will be realized in the future or that the amount accrued for will ultimately be paid.

See “Management—Investment Advisory and Management Agreement” in the accompanying prospectus.

(7)                                 “Interest payments on borrowed funds” represents an estimate of our annualized interest expenses based on actual interest and credit facility expenses incurred for the                 ended                 , 2011. During the                 ended                 , 2011, our average outstanding borrowings were $           million and cash paid for interest expense was $            million. We had outstanding borrowings of $           million (with a carrying value of $           million) at           , 2011. This item is based on our assumption that our borrowings and interest costs after an offering will remain similar to those prior to this offering. The amount of leverage that we employ at any particular time will depend on, among other things, our board of directors’ and our investment adviser’s assessment of market and other factors at the time of any proposed borrowing. See “Risk Factors—Risks Relating to Our Business—We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing with us” in the accompanying prospectus.

(8)                                  Includes our overhead expenses, including payments under our administration agreement with Ares Operations, based on our allocable portion of overhead and other expenses incurred by Ares Operations in performing its obligations under the administration agreement, and income taxes. Such expenses are estimates based on annualized “Other expenses” for the                  ended                 , 2011. The holders of shares of our common stock (and not the holders of our debt securities or preferred stock, if any) indirectly bear the cost associated with our annual expenses. See “Management—Administration Agreement” in the accompanying prospectus.

(9)                                  The Company’s stockholders indirectly bear the expenses of underlying funds or other investment vehicles that would be investment companies under section 3(a) of the Investment Company Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the Investment Company Act (“Acquired Funds”) in which the Company invests. This amount includes the fees and expenses of Acquired Funds in which the Company is invested as of                 , 2011. Certain of these Acquired Funds are subject to management fees, which generally range from      % to      % of total net assets, or incentive fees, which generally range between      % to      % of net profits. When applicable, fees and expenses are based on historic fees and expenses for the Acquired Funds. For those Acquired Funds with little or no operating history, fees and expenses are based on expected fees and expenses stated in the Acquired Funds’ offering memorandum, private placement memorandum or other similar communication without giving effect to any performance. Future fees and expenses for these Acquired Funds may be substantially higher or lower because certain fees and expenses are based on the performance of the Acquired Funds, which may fluctuate over time. The amount of the Company’s average net assets used in calculating this percentage was based on average monthly net assets of $      billion for the                  ended                 , 2011.

(10)                            “Total annual expenses” as a percentage of consolidated net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage and increase our total assets. The SEC requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that we would have no additional leverage, that none of our assets are cash or cash equivalents, and that our annual operating expenses would remain at the levels set forth in the table above. Transaction expenses are not included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return(1)	$	$	$	$

(1)                                  The above illustration assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation. The expenses you would pay, based on a $1,000 investment and assuming a 5% annual return resulting entirely from net realized capital gains (and therefore subject to the capital gain incentive fee), and otherwise making the same assumptions in the example above, would be: 1 year, $     ; 3 years, $     ; 5 years, $     ; and 10 years, $     . However, cash payment of the capital incentive fee would be deferred if during the most recent four full calendar quarter period ending on or prior to the date the payment set forth in the example is to be made, the sum of (a) our aggregate distributions to our stockholders and (b) our change in net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) was less than 7.0% of our net assets (defined as total assets less indebtedness) at the beginning of such period (as adjusted for any share issuances or repurchases).

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The incentive fee under the investment advisory and management agreement, which, assuming a 5% annual return, would either not be payable or have an insignificant impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, if our board of directors authorizes and we declare a cash dividend, participants in our dividend reinvestment plan who have not otherwise elected to receive cash will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses as actual expenses (including the cost of debt, if any, and other expenses) that we may incur in the future and such actual expenses may be greater or less than those shown.

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA OF ARES CAPITAL

The following selected financial and other data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 are derived from our consolidated financial statements, which have been audited by KPMG LLP, an independent registered public accounting firm whose report thereon is included elsewhere in the accompanying prospectus. The selected financial and other data for the          months ended                , 2011 and 2010 and other quarterly financial information are derived from our unaudited financial statements, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) that are necessary to present fairly the results of such interim periods. Interim results as of and for the       months ended                 , 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. The data should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Senior Securities,” which are included elsewhere in this prospectus supplement or the accompanying prospectus.

ARES CAPITAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

As of and For the          Months Ended                 , 2011 and 2010 and

As of and For the Years Ended December 31, 2010, 2009, 2008, 2007 and 2006

(dollar amounts in millions, except per share data and as otherwise indicated)

	As of and For the Months Ended, 2011	As of and For the Months Ended, 2010	As of and For the Year Ended December 31, 2010	As of and For the Year Ended December 31, 2009	As of and For the Year Ended December 31, 2008	As of and For the Year Ended December 31, 2007	As of and For the Year Ended December 31, 2006
Total Investment Income	$	$	$483.4	$245.3	$240.4	$188.9	$120.0
Total Expenses			262.2	111.3	113.2	94.8	58.4
Net Investment Income Before Income Taxes			221.2	134.0	127.2	94.1	61.6
Income Tax Expense (Benefit), Including Excise Tax			5.4	0.6	0.2	(0.8)	4.9
Net Investment Income			215.8	133.4	127.0	94.9	56.7
Net Realized and Unrealized Gains (Losses) on Investments, Foreign Currencies and Extinguishment of Debt and Other Assets			280.1	69.3	(266.5)	(4.1)	13.0
Gain on the acquisition of Allied Capital Corporation			$195.9	—	—	—	—
Net Increase (Decrease) in Stockholders’ Equity Resulting from Operations			$691.8	$202.7	$(139.5)	$90.8	$69.7
Per Share Data:
Net Increase (Decrease) in Stockholder’s Equity Resulting from Operations:
Basic(1)			$3.91	$1.99	$(1.56)	$1.34	$1.58
Diluted(1)			$3.91	$1.99	$(1.56)	$1.34	$1.58
Cash Dividend Declared			$1.40	$1.47	$1.68	$1.66	$1.64
Net Asset Value	$	$	$14.92	$11.44	$11.27	$15.47	$15.17
Total Assets			$4,562.5	$2,313.5	$2,091.3	$1,829.4	$1,348.0
Total Debt (Carrying Value)			$1,378.5	$969.5	$908.8	$681.5	$482.0
Total Debt (Principal Value)			$1,435.1	$969.5	$908.8	$681.5	$482.0
Total Stockholders’ Equity			$3,050.5	$1,257.9	$1,094.9	$1,124.6	$789.4
Other Data:
Number of Portfolio Companies at Period End(2)			170	95	91	78	60
Principal Amount of Investments Purchased			$1,583.9	$575.0	$925.9	$1,251.3	$1,087.5
Principal Amount of Investments Acquired as part of the Allied Acquisition			$1,833.8	—	—	—	—
Principal Amount of Investments Sold and Repayments			$1,555.1	$515.2	$485.3	$718.7	$430.0
Total Return Based on Market Value(3)			43.6%	119.9%	(45.3)%	(14.8)%	29.1%
Total Return Based on Net Asset Value(4)			31.6%	17.8%	(11.2)%	9.0%	10.7%
Weighted Average Yield of Debt and Income Producing Equity Securities at Fair Value(5):			12.9%	12.7%	12.8%	11.7%	12.0%
Weighted Average Yield of Debt and Income Producing Equity Securities at Amortized Cost(5):			13.2%	12.1%	11.7%	11.6%	11.6%

(1)                                     In accordance with Accounting Standards Codification (“ASC”) 260-10 (previously Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings Per Share), the weighted average shares of common stock outstanding used in computing basic and diluted earnings per common share have been adjusted retroactively by a factor of 1.02% to recognize the bonus element associated with rights to acquire shares of common stock that we issued to stockholders of record as of March 24, 2008 in connection with a rights offering.

(2)                                     Includes commitments to portfolio companies for which funding has yet to occur.

(3)                                     Total return based on market value for the        months ended                 , 2011 equals the [decrease][increase] of the ending market value at                 , 2011 of $       per share over the ending market value at December 31, 2010 of $        per share plus the declared dividends of $      per share for the        months ended                 , 2011. Total return based on market value for the year ended December 31, 2010 equals the increase of the ending market value at December 31, 2010 of $16.48 per share over the ending market value at December 31, 2009 of $12.45 per share plus the declared dividends of $1.40 per share for the year ended December 31, 2010. Total return based on market value for the year ended December 31, 2009 equals the increase of the ending market value at December 31, 2009 of $12.45 per share over the ending market value at December 31, 2008 of $6.33 per share plus the declared dividends of $1.47 per share for the year ended December 31, 2009. Total return based on market value for the year ended December 31, 2008 equals the decrease of the ending market value at December 31, 2008 of $6.33 per share from the ending market value at December 31, 2007 of $14.63 per share plus the declared dividends of $1.68 per share for the year ended December 31, 2008. Total return based on market value for the year ended December 31, 2007 equals the decrease of the ending market value at December 31, 2007 of $14.63 per share from the ending market value at December 31, 2006 of $19.11 per share plus the declared dividends of $1.66 per share for the year ended December 31, 2007. Total return based on market value for the year ended December 31, 2006 equals the increase of the ending market value at December 31, 2006 of $19.11 per share over the ending market value at December 31, 2005 of $16.07 per share plus the declared dividends of $1.64 per share for the year ended December 31, 2006. Total return based on market value is not annualized.

(4)                                     Total return based on net asset value for the        months ended                 , 2011 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $      per share for the        months ended                 , 2011, divided by the beginning asset value. Total return based on net asset value for the year ended December 31, 2010 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.40 per share for the year ended December 31, 2010, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2009 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.47 per share for the year ended December 31, 2009, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2008 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.68 per share for the year ended December 31, 2008, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2007 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.66 per share for the year ended December 31, 2007, divided by the beginning net asset value. Total return based on net asset value for the year ended December 31, 2006 equals the change in net asset value during the period (adjusted for share issuances) plus the declared dividends of $1.64 per share for the year ended December 31, 2006, divided by the beginning net asset value. Total return based on net asset value is not annualized.

(5)                                     Weighted average yield on debt and income producing securities at fair value is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities. Weighted average yield on debt and income producing securities at amortized cost is computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total income producing securities and debt at amortized cost included in such securities.

SELECTED QUARTERLY DATA (Unaudited)

(dollar amounts in thousands, except per share data)

	2011
	Q4	Q3	Q2	Q1
Total investment income			$144,307	$135,691
Net investment income before net realized and unrealized gains (losses) and incentive compensation			$85,509	$95,494
Incentive compensation			$41,746	$47,671
Net investment income before net realized and unrealized gains (losses)			$43,763	$47,823
Net realized and unrealized gains (losses)			$(6,840)	$75,943
Net increase in stockholders’ equity resulting from operations			$36,923	$123,766
Basic and diluted earnings per common share			$0.18	$0.61
Net asset value per share as of the end of the quarter			$15.28	$15.45

	2010
	Q4	Q3	Q2		Q1
Total investment income	$157,170	$138,126	$121,590		$66,510
Net investment income before net realized and unrealized gains (losses) and incentive compensation	$99,323	$89,025	$64,514		$39,849
Incentive compensation	$35,973	$17,805	$14,973		$8,144
Net investment income before net realized and unrealized gains (losses)	$63,350	$71,220	$49,541		$31,705
Net realized and unrealized gains (losses)	$93,538	$57,157	$280,613	(1)	$44,710
Net increase in stockholders’ equity resulting from operations	$156,888	$128,377	$330,154		$76,415
Basic and diluted earnings per common share	$0.79	$0.67	$1.73		$0.61
Net asset value per share as of the end of the quarter	$14.92	$14.43	$14.11		$11.78

(1)                                  Includes gain on the Allied Acquisition of $195,876.

	2009
	Q4	Q3	Q2	Q1
Total investment income	$69,264	$60,881	$59,111	$56,016
Net investment income before net realized and unrealized gains (losses) and incentive compensation	$47,920	$41,133	$39,935	$37,750
Incentive compensation	$9,568	$8,227	$7,987	$7,550
Net investment income before net realized and unrealized gains (losses)	$38,352	$32,906	$31,948	$30,200
Net realized and unrealized gains (losses)	$31,278	$30,370	$2,805	$4,834
Net increase (decrease) in stockholders’ equity resulting from operations	$69,630	$63,276	$34,753	$35,034
Basic and diluted earnings per common share	$0.64	$0.62	$0.36	$0.36
Net asset value per share as of the end of the quarter	$11.44	$11.16	$11.21	$11.20

	2008
	Q4	Q3	Q2	Q1
Total investment income	$62,723	$62,067	$63,464	$52,207
Net investment income before net realized and unrealized gains (losses) and incentive compensation	$40,173	$41,025	$45,076	$32,466
Incentive compensation	$8,035	$8,205	$9,015	$6,493
Net investment income before net realized and unrealized gains (losses)	$32,138	$32,820	$36,061	$25,973
Net realized and unrealized gains (losses)	$(142,638)	$(74,213)	$(32,789)	$(16,807)
Net increase (decrease) in stockholders’ equity resulting from operations	$(110,500)	$(41,393)	$3,272	$9,166
Basic and diluted earnings per common share	$(1.14)	$(0.43)	$0.04	$0.12
Net asset value per share as of the end of the quarter	$11.27	$12.83	$13.67	$15.17

UNAUDITED SELECTED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The following table sets forth the unaudited pro forma condensed consolidated statement of operations for Ares Capital and Allied Capital as a consolidated entity. The unaudited pro forma condensed consolidated operating data for the year ended December 31, 2010 is presented as if the Allied Acquisition had been completed on January 1, 2010. In the opinion of management, all adjustments necessary to reflect the effect of this transaction have been made. The Allied Acquisition was accounted for under the acquisition method of accounting as provided by ASC 805-10 (previously SFAS No. 141(R)), Business Combinations (“ASC 805-10”).

The unaudited pro forma condensed consolidated statement of operations should be read together with the respective historical audited and unaudited consolidated financial statements of Allied Capital and Ares Capital, and the notes thereto, included elsewhere in this prospectus supplement or the accompanying prospectus. The unaudited pro forma condensed consolidated statement of operations is presented for comparative purposes only and does not necessarily indicate the future operating results of Ares Capital following the completion of the Allied Acquisition. The unaudited pro forma condensed consolidated statement of operations does not include adjustments to reflect any cost savings or other operational efficiencies that may be realized as a result of the Allied Acquisition or any future merger related restructuring or integration expenses.

The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Consolidated Statement of Operations” and other information included in this prospectus supplement and the accompanying prospectus.

See in this prospectus supplement “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Allied Acquisition” for a description of the terms of the Allied Acquisition and in the accompanying prospectus “Risk Factors—Risks Relating to Our Business—We may be unable to realize the benefits anticipated by the Allied Acquisition or it may take longer than anticipated to achieve such benefits” for a description of certain risks associated with the Allied Acquisition.

(dollar amounts in thousands, except per share data and as otherwise indicated)

For the Year Ended December 31, 2010
Total Investment Income	$537,488
Total Expenses	291,912
Net Investment Income Before Income Taxes	245,576
Income Tax Expense	6,594
Net Investment Income	238,982
Net Realized and Unrealized Gains on Investments, Foreign Currencies, Acquisitions, Extinguishment of Debt and Sale of Other Assets	246,879
Net Increase in Stockholders’ Equity Resulting from Operations	$485,861

UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited combined pro forma per share information for the year ended December 31, 2010 reflects the Allied Acquisition and related transactions as if they had occurred on January 1, 2010.

Such unaudited pro forma combined per share information is based on the historical financial statements of Ares Capital and Allied Capital and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Consolidated Statement of Operations.” This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results of Ares Capital or Allied Capital would have been had the Allied Acquisition and related transactions been completed at the beginning of the period indicated, nor are they necessarily indicative of any future operating results.

The following should be read in connection with the section entitled “Unaudited Pro Forma Condensed Consolidated Statement of Operations” and other information included in this prospectus supplement and the accompanying prospectus.

See in this prospectus supplement “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Allied Acquisition” for a description of the terms of the Allied Acquisition and in the accompanying prospectus “Risk Factors—Risks Relating to Our Business—We may be unable to realize the benefits anticipated by the Allied Acquisition or it may take longer than anticipated to achieve such benefits” for a description of certain risks associated with the Allied Acquisition.

	For the Year Ended December 31, 2010
	Ares Capital	Allied Capital	Pro forma Combined— Ares Capital	Per Equivalent Allied Capital Share(1)
Net Increase (Decrease) in Stockholders’ Equity Resulting from Operations:
Basic	$3.91	$(0.20)	$2.54	$0.83
Diluted	$3.91	$(0.20)	$2.54	$0.83
Cash Dividends Declared(2)	$1.40	$0.20	$1.40	$0.46

(1)                                  The Allied Capital equivalent pro forma per share amount is calculated by multiplying the pro forma combined share amounts by the common stock exchange ratio of 0.325.

(2)                                  The cash dividends declared per share represent the actual dividends declared per share for the period presented. The pro forma combined dividends declared is the dividends per share as declared by Ares Capital.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of                  shares of our common stock in this offering will be approximately $      million (or approximately $      million if the underwriters fully exercise their overallotment option), in each case assuming a public offering price of $      per share, after deducting the underwriting discounts and commissions of $      million (or approximately $      million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $      million payable by us.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Our common stock is traded on The NASDAQ Global Select Market under the symbol “ARCC.” Our common stock has historically traded at prices both above and below its net asset value per share. It is not possible to predict whether the common stock offered hereby will trade at, above or below net asset value. See “Risk Factors—Risks Relating to Offerings Pursuant to this Prospectus—Our shares of common stock have traded at a discount from net asset value and may do so again in the future, which could limit our ability to raise additional equity capital” in the accompanying prospectus.

The following table sets forth, for each fiscal quarter for the fiscal years ended December 31, 2009, 2010 and 2011, the net asset value per share of our common stock, the range of high and low closing sales prices of our common stock, the closing sales price as a percentage of net asset value and the dividends or distributions declared by us. On            , 20  , the last reported closing sales price of our common stock on The NASDAQ Global Select Market was $     per share, which represented a [premium][discount] of approximately       % to the net asset value per share reported by us as of         , 20  .

	Net Asset	Price Range		High Sales Price to Net Asset	Low Sales Price to Net Asset	Cash Dividend Per
	Value(1)	High	Low	Value(2)	Value(2)	Share(3)
Year ended December 31, 2009
First Quarter	$11.20	$7.39	$3.21	66.0%	28.7%	$0.42
Second Quarter	$11.21	$8.31	$4.53	74.1%	40.4%	$0.35
Third Quarter	$11.16	$11.02	$7.04	98.7%	63.1%	$0.35
Fourth Quarter	$11.44	$12.71	$10.21	111.1%	89.2%	$0.35
Year ended December 31, 2010
First Quarter	$11.78	$14.82	$11.75	125.8%	99.7%	$0.35
Second Quarter	$14.11	$16.40	$12.53	116.2%	88.8%	$0.35
Third Quarter	$14.43	$15.89	$12.44	110.1%	86.2%	$0.35
Fourth Quarter	$14.92	$17.26	$15.64	115.7%	104.8%	$0.35
Year ending December 31, 2011
First Quarter	$15.45	$17.83	$16.08	115.4%	104.1%	$0.35
Second Quarter	$15.28	$17.71	$15.70	115.9%	102.7%	$0.35
Third Quarter		$16.30	$13.07
Fourth Quarter (through , 20)
[Year ending December 31, 2012
First Quarter (through , 2012)]

(1)                                  Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low closing sales prices. The net asset values shown are based on outstanding shares at the end of the relevant quarter.

(2)                                 Calculated as the respective high or low closing sales price divided by net asset value.

(3)                                  Represents the dividend or distribution declared in the relevant quarter.

We currently intend to distribute quarterly dividends or distributions to our stockholders. Our quarterly dividends or distributions, if any, will be determined by our board of directors.

The following table summarizes our dividends or distributions declared to date:

Date Declared	Record Date	Payment Date	Amount
December 16, 2004	December 27, 2004	January 26, 2005		$0.30
Total declared for 2004				$0.30
February 23, 2005	March 7, 2005	April 15, 2005		$0.30
June 20, 2005	June 30, 2005	July 15, 2005		$0.32
September 6, 2005	September 16, 2005	September 30, 2005		$0.34
December 12, 2005	December 22, 2005	January 16, 2006		$0.34
Total declared for 2005				$1.30
February 28, 2006	March 24, 2006	April 14, 2006		$0.36
May 8, 2006	June 15, 2006	June 30, 2006		$0.38
August 9, 2006	September 15, 2006	September 29, 2006		$0.40
November 8, 2006	December 15, 2006	December 29, 2006		$0.40
November 8, 2006	December 15, 2006	December 29, 2006		$0.10
Total declared for 2006				$1.64
March 8, 2007	March 19, 2007	March 30, 2007		$0.41
May 10, 2007	June 15, 2007	June 29, 2007		$0.41
August 9, 2007	September 14, 2007	September 28, 2007		$0.42
November 8, 2007	December 14, 2007	December 31, 2007		$0.42
Total declared for 2007				$1.66
February 28, 2008	March 17, 2008	March 31, 2008		$0.42
May 8, 2008	June 16, 2008	June 30, 2008		$0.42
August 7, 2008	September 15, 2008	September 30, 2008		$0.42
November 6, 2008	December 15, 2008	January 2, 2009		$0.42
Total declared for 2008				$1.68
March 2, 2009	March 16, 2009	March 31, 2009		$0.42
May 7, 2009	June 15, 2009	June 30, 2009		$0.35
August 6, 2009	September 15, 2009	September 30, 2009		$0.35
November 5, 2009	December 15, 2009	December 31, 2009		$0.35
Total declared for 2009				$1.47
February 25, 2010	March 15, 2010	March 31, 2010		$0.35
May 10, 2010	June 15, 2010	June 30, 2010		$0.35
August 5, 2010	September 15, 2010	September 30, 2010		$0.35
November 4, 2010	December 15, 2010	December 31, 2010		$0.35
Total declared for 2010				$1.40
March 1, 2011	March 15, 2011	March 31, 2011		$0.35
May 3, 2011	June 15, 2011	June 30, 2011		$0.35
August 4, 2011	September 15, 2011	September 30, 2011		$0.35
Total declared for 2011			$	[ ]

To maintain our status as a regulated investment company, or a “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), we must timely distribute an amount equal to at least 90% of our investment company taxable income (as defined by the Code, which generally includes net ordinary income and net short term capital gains) to our stockholders. In addition, the Company generally will be required to pay an excise tax equal to 4% of the amount by which 98% of the Company’s (i) ordinary income recognized during a calendar year and (ii) capital gain net income (as defined by the Code) recognized for the one year period ending on October 31st of a calendar year exceeds the distributions for the year. For 2011 and beyond, 98.2% of capital gain net income must be distributed to avoid the excise tax. The taxable income on which excise tax is paid is generally distributed to stockholders in the next tax year. Depending on the level of taxable income earned in a tax year, we may choose to carry forward taxable income for distribution in the following year, and pay any applicable excise tax. For the                ended                 , 2011 we recorded a net excise tax expense of $      million. For the year ended December 31, 2010 we recorded a net excise tax expense of $2.2 million. We cannot assure you that we will achieve results that will permit the payment of any cash distributions.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a cash dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. See “Dividend Reinvestment Plan” in the accompanying prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial data and financial statements and notes thereto appearing elsewhere in this prospectus supplement or the accompanying prospectus.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

CAPITALIZATION

The following table sets forth (a) our actual capitalization at                 , 2011 and (b) our pro forma capitalization to reflect the effects of the sale of our common stock in this offering (assuming that the underwriters do not exercise their overallotment option) assuming a public offering price of $      per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and our most recent balance sheet included elsewhere in this prospectus supplement or the accompanying prospectus.

As of , 2011 (unaudited, dollar amounts in thousands)
	Actual	Pro Forma
Cash and cash equivalents	$	$
Debt
[List Debt outstanding as of period reported]
Total Debt
Stockholders’ Equity
Common stock, par value $.001 per share, 400,000,000 common shares authorized, and common shares issued and outstanding, respectively	$	$
Capital in excess of par value
Accumulated over distributed net investment income
Accumulated net realized gain on investments, foreign currency transactions, extinguishment of debt and acquisitions
Net unrealized loss on investments and foreign currency transactions
Total stockholders’ equity	$	$
Total capitalization	$	$

UNDERWRITING

[                                                  ] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares

Total

Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. [The information assumes either no exercise or full exercise by the underwriters of their overallotment option.]

	Per Share	[Without Option	With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The expenses of the offering, not including the underwriting discount, are estimated at $            and are payable by us.

[Overallotment Option

We have granted an option to the underwriters to purchase up to                 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for       days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.]

[No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any common stock for      days after the date of this prospectus supplement without first obtaining the written consent of [                      ].

Our executive officers and directors and Ares Capital Management and certain of its affiliates have agreed, with exceptions, not to sell or transfer any common stock for      days after the date of this prospectus supplement without first obtaining the written consent of [                      ].  Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•                  offer, pledge, sell or contract to sell any common stock,

•                  sell any option or contract to purchase any common stock,

•                  purchase any option or contract to sell any common stock,

•                  grant any option, right or warrant for the sale of any common stock,

•                  lend or otherwise dispose of or transfer any common stock,

•                  request or demand that we file a registration statement related to the common stock, or

•                  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.]

NASDAQ Global Select Market Listing

The shares are listed on the NASDAQ Global Select Market under the symbol “ARCC.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other Relationships

The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to Ares and its affiliates and managed funds and Ares Capital or our portfolio companies for which they have received or will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with Ares Capital or on behalf of Ares Capital, Ares or any of our or their portfolio companies, affiliates and/or managed funds. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to or whose loans are syndicated to Ares, Ares Capital or Ares Capital Management and their affiliates and managed funds.

Affiliates of certain of the underwriters are limited partners of private investment funds affiliated with our investment adviser, Ares Capital Management.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to Ares, Ares Capital, Ares Capital Management or any of the portfolio companies.

We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if—among other things—we identified securities that satisfied our investment needs and completed our due diligence review of such securities.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the common stock. In addition, after the offering period for the sale of our common stock, the underwriters or their affiliates may develop analyses or opinions related to Ares, Ares Capital or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding Ares Capital to our stockholders or any other persons.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, Sutherland Asbill & Brennan LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Proskauer Rose LLP has from time to time represented the underwriters, Ares and Ares Capital Management on unrelated matters. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q prior to the offering.]

          Shares

Common Stock

PROSPECTUS SUPPLEMENT

[Underwriters]

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